AGREEMENT TO PROVIDE GUARANTEE

This Agreement to Provide Guarantee (the "Agreement") is made effective as of December 10, 2000 (the "Effective Date") by and between Assembly and Manufacturing Systems, Inc., a California corporation ("AMS" or the "Company") and the A. H. Kerr Foundation (hereinafter "Kerr").

RECITALS

A. AMS is interested in obtaining a line of credit from California Bank & Trust, but can not do so without a guarantee from a financial creditable entity.; and,

B. Kerr is willing to provide a guarantee of the line of credit in return for certain consideration payable to it and Company and its parent are willing to provide such consideration.

AGREEMENT

    NOW THEREFORE, in consideration of the covenants and conditions of this Agreement the parties do hereby agree as follows:

1. Guarantee. Kerr agrees to sign the documentation previously presented to it by California Bank & Trust (the "Bank"), wherein Kerr agrees to guarantee a line of credit to AMS in the amount of $100,000, and keep such guarantee in force until this Agreement terminates in accordance with Section 2 below. In consideration for such guarantee AMS shall cause its parent, SGI, to issue to Kerr 50,000 shares of SGI restricted stock.

2.  Term and Amendment. This Agreement shall be effective as of the Effective Date and continue through December 31, 2001.

3. Integration. This Agreement constitutes the entire agreement between all parties herein and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof, and shall not be modified or amended except in writing, executed by all parties herein.

4. Authority. Each person signing this Agreement warrants and represents that he/she has the full and complete authority to do so and bind himself/herself.

5. Law. This Agreement and all amendments thereto shall be governed by the laws of the State of California, and venue for any legal action arising out of this Agreement shall be in San Diego County, California.

6. Attorneys Fees. In the event suit is brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees to be fixed by the court.

    IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized signatories as of the day and year first written above.

Assembly and Manufacturing Systems, Inc.             A. H. Kerr Foundation
By: /s/ Michael L. Rose Michael L. Rose, CEO	By: /s/ William A. Kerr William A. Kerr